Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-203534) and Form S-8 (No. 333-202876) of B. Riley Financial, Inc. of our report dated March 3, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations in Note 15, as to which the date is May 26, 2016, relating to the consolidated financial statements of United Online, Inc., which appears in this Current Report on Form 8-K/A of B. Riley Financial, Inc.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

August 25, 2016